EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of our report dated February 18, 2003, except for Note 13 as to which the date is March 14, 2003, with respect to the consolidated financial statements of Genome Therapeutics Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission and the reference to our firm under the caption “Experts” included in the Registration Statement (Amendment No. 2 to Form S-3 No. 333-111273) and the related Prospectus of Genome Therapeutics Corp. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 2, 2004